EXHIBIT 21.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ABC Funding, Inc.
Houston, Texas

We consent to the inclusion in this Amendment No. 2 to Schedule 14C Information Statement of ABC Funding, Inc. (the “Company”), initially filed with the Securities and Exchange Commission on or about September 25, 2008, of our report dated September 8, 2008, relating to the consolidated balance sheets of ABC Funding, Inc. as of June 30, 2008 and 2007, and the related consolidated statements of operations, cash flows and changes in stockholder’s deficit for the years ended June 30, 2008 and 2007, and for the period from February 21, 2006 (inception) through June 30, 2008, respectively.

/s/  Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

December 24, 2008